Exhibit 4.1

SALE AGREEMENT

dated as of June 19, 2015

among

THE SELLERS PARTY HERETO,

and

ECAF I LTD.

	Table of Contents
	(continued)

		Page

ARTICLE 1	INTERPRETATION	1

ARTICLE 2	SALE AND PURCHASE	9

ARTICLE 3	DELIVERY AND ACCEPTANCE	10

ARTICLE 4	UNDELIVERABLE AIRCRAFT	12

ARTICLE 5	PAYMENTS	12

ARTICLE 6	CONDITIONS PRECEDENT – SELLERS	14

ARTICLE 7	CONDITIONS PRECEDENT – PURCHASER	16

ARTICLE 8	REPRESENTATIONS AND WARRANTIES OF EACH SELLER	19

ARTICLE 9	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	24

ARTICLE 10	INDEMNITY	25

ARTICLE 11	TAXES	27

ARTICLE 12	WARRANTIES AND DISCLAIMERS	29

ARTICLE 13	ASSIGNMENT	30

ARTICLE 14	MISCELLANEOUS	30

ARTICLE 15	SUBROGATION	34

ARTICLE 16	LIMITED RECOURSE	34

LIST OF ATTACHMENTS:

Exhibit A-1	Form of Initial Sale Agreement Supplement
- Schedule 1	Aircraft Information
Exhibit A-2	Form of Final Sale Agreement Supplement
Exhibit B	Form of Bill of Sale
- Schedule 1	Documents and Conditions – Post-Delivery
Exhibit C	Conditions Precedent – Aircraft Delivery
Exhibit D	ECAF I Entities

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THIS SALE AGREEMENT (this “Agreement”) is dated as of June 19, 2015 among: (i) THE SELLERS PARTY HERETO; and (ii) ECAF I LTD., an exempted company incorporated under the laws of the Cayman Islands (“ECAF I”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

article 1

INTERPRETATION

Section 1.1 In addition to the terms defined below in Section 1.2, and for all purposes of this Agreement, all capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

Section 1.2 For all purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreed Delivery Location” means, with respect to each Asset, the place agreed to by the Seller and the Purchaser as the place where the applicable Aircraft will be located at the time of Delivery, subject to Article 3.

“Agreed Form” means, when used in relation to any draft certificate, document, agreement or opinion referred to in this Agreement, (a) substantially in the form agreed between the applicable Seller and ECAF I on or before the Issuance Date (or if any such certificate, document, agreement or opinion is to be delivered prior to the Issuance Date, on or before the date of such delivery) with such changes thereto as may subsequently be agreed between the applicable Seller and ECAF I and (b) in the case of any legal opinion, such form as the Rating Agencies shall approve.

“Air Authority” means each Person who is vested with the control and supervision of, or has jurisdiction over, the registration, airworthiness and/or operation of aircraft and other matters relating to civil aviation in the State of Registration of the relevant Aircraft.

“Aircraft” means each aircraft listed and described in further detail in Schedule 1 to each Initial Sale Agreement Supplement, together with the Engines, and includes where the context admits, a separate reference to the Engines, Parts and Aircraft Documents and excludes Lessee Furnished Equipment.

“Aircraft Documents” means, for any Aircraft, all records, logs, technical data, manuals and any other documents defined as “Aircraft Documents” or any similar term under the relevant Lease or former lease therefor, title to which is vested in the owner of such Aircraft at Delivery.

“Appraisers” means Ascend, a division of Airclaims Limited, Aviation Specialists Group and AVITAS, Inc., or such other appraisers as are reasonably acceptable to ECAF I.

“Asset” means any Aircraft purchased by the relevant Purchaser pursuant to this Agreement.

“Assigned Lease” means, for any Lease that is the subject of an Assignment of Lease, such Lease as assigned to the relevant Purchaser or relevant ECAF I Entity, as the New Lessor, and as may be amended by the applicable Assignment of Lease.

“Assignment of Lease” means, for any Aircraft, a lease assignment and assumption agreement in the Agreed Form to be entered into among the Existing Lessor, the Purchaser and/or New Lessor thereof and the relevant Lessee, under which the relevant Lease will be assigned, assumed and/or amended so that such Purchaser or New Lessor (as appropriate) will be substituted as lessor of such Aircraft in place of the Existing Lessor.

“Assignment of Warranties” means, for any Aircraft, an assignment in the Agreed Form between the Existing Lessor (or other beneficiary) and the Purchaser or New Lessor thereof, and consented to by the Manufacturer, of such Seller’s right, title and interest in the Manufacturer’s warranties in respect of such Aircraft, subject to the interests of the relevant Lessee.

“Base Aircraft Purchase Price” means, with respect to any Aircraft, the “Base Aircraft Purchase Price” as set forth in the Initial Sale Agreement Supplement for such Aircraft.

“Basic Rent” means, for any Lease, any scheduled rent thereunder, whether denominated as “Basic Rent”, “Rent” or otherwise, including any rent based on hours or cycles of operation of an Aircraft or Engine such as “power-by-the-hour amounts” and any payments for “excess hour or cycle amounts”, whether or not in addition to a base rent, but which does not constitute Supplemental Rent.

“Bill of Sale” means, for any Aircraft, an executed bill of sale from the Seller thereof to the relevant Purchaser or relevant ECAF I Entity substantially in the form of Exhibit B (with such modifications as counsel to any Seller in any Agreed Delivery Location may advise as necessary or desirable) and, as necessary, any FAA Bill of Sale executed by the Seller thereof.

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment and its Protocol on Matters Specific to Aircraft Equipment, concluded in Cape Town, South Africa on November 16, 2001, together with all regulations and procedures issued in connection therewith, and all other rules, amendments, supplements, modifications, and revisions thereto (in each case using the English language version).

“Certified Basic Rent” has the meaning specified in Section 5.5.

“Certified Maintenance Contributions” has the meaning specified in Section 5.5.

“Certified Security Deposit” has the meaning specified in Section 5.5.

“Certified Supplemental Rent” has the meaning specified in Section 5.5.

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“Delivery” means, for any Aircraft, transfer of title to such Aircraft from the Seller thereof to the relevant Purchaser, in accordance with Section 3.4 and the other provisions of this Agreement.

“Delivery Date” means, for any Aircraft, the date on which Delivery therefor occurs in accordance with this Agreement.

“Delivery Expiry Date” means the date that is 270 days after the Issuance Date.

“Delivery Period” means the period commencing on the Issuance Date and continuing until the earlier to occur of (x) the date on which an “Event of Default” (as defined in the Indenture) occurs and (y) the Delivery Expiry Date.

“Disclosure Letter” means the First Disclosure Letter or a Supplemental Disclosure Letter.

“Dollars” and “$” mean the lawful currency for the time being of the United States of America.

“ECAF I” has the meaning specified in the preamble to this Agreement.

“ECAF I Entity” means any of the trusts or other entities or Subsidiaries of ECAF I listed in Exhibit D hereto and any other Subsidiaries of ECAF I formed after the date hereof.

“ECAF I Group” means, collectively, ECAF I and each ECAF I Entity.

“Economic Closing Date” means, for any Aircraft, the “Economic Closing Date” set forth in the Initial Sale Agreement Supplement for such Aircraft.

“Engine” means, in respect of any Aircraft, each engine for such Aircraft as described in Schedule 1 to each Initial Sale Agreement Supplement concerning such Aircraft or, where any such engine has been replaced under the terms of the relevant Lease and title to the replacement engine has passed to the owner of such replaced Engine, such replacement engine as described in the relevant Bill of Sale, together with all equipment, Parts and accessories belonging to, installed in or appurtenant to such engine and includes, where the context permits, a separate reference to the Aircraft Documents concerning such engine.

“Event of Default” means, for any Aircraft, any event defined as such or as a “Termination Event” or the like in the relevant Lease.

“Event of Loss” means, for any Aircraft, any event defined as such or as a “Casualty Occurrence” or “Total Loss” or the like in the relevant Lease or prior lease.

“Existing Lessor” means the existing lessor that is party to an Assignment of Lease or a Lease Novation, as applicable.

“FAA Bill of Sale” means, with respect to any Aircraft, the State of Registration of which is the United States of America, a Federal Aviation Administration Bill of Sale (AC Form 8050-2) to be executed by the Seller in favor of the relevant Purchaser, and upon Delivery, filed with the Air Authority of the United States of America.

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“Final Sale Agreement Supplement” means, for any Aircraft, a final supplement to this Agreement (including the schedules thereto) substantially in the form set forth in Exhibit A-2 hereto, to be executed by the applicable Seller and the applicable Purchaser on or prior to the Delivery Date for each Aircraft.

“First Disclosure Letter” means a letter dated as of the date hereof from the applicable Seller to ECAF I or the relevant Purchaser setting out certain information as of such date regarding the Aircraft to be sold by such Seller to such Purchaser.

“Formation Agreement” means, for each ECAF I Entity, the formation document or trust agreement pursuant to which such ECAF I Entity was created, as amended or supplemented to the date of determination.

“Government Entity” means:

(1) any national government, political sub-division thereof, or local jurisdiction therein;

(2) any instrumentality, board, commission, department, division, organ, court, exchange control authority, or agency of any thereof, however constituted; or

(3) any association, organization, or institution of which any of the above is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant.

“Guarantor” means, with respect to any Guaranty, the provider of such Guaranty as set forth in the Initial Sale Agreement Supplement for each Aircraft.

“Guaranty” means, with respect to each Seller and the obligations of such Seller hereunder, the guaranty in respect of such obligations executed and delivered by the relevant Guarantor on or prior to the Delivery Date with respect to each Aircraft hereof in favor of the relevant Purchaser in form and substance reasonably acceptable to such Purchaser and ECAF I.

“Indenture” means the Trust Indenture, dated as of the date hereof, among ECAF I, as the Issuer, Wilmington Trust Company, as the Operating Bank and Trustee and the Cash Manager, and the Initial Liquidity Facility Provider referred to therein.

“Indenture Trustee” means Wilmington Trust Company, as the trustee under the Indenture.

“Initial Sale Agreement Supplement” means, for any Aircraft, an initial supplement to this Agreement (including the schedules thereto) substantially in the form set forth in Exhibit A-1 hereto, to be executed by the applicable Seller and the applicable Purchaser or ECAF I on behalf of the applicable Purchaser on the date hereof for each Aircraft.

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“Intercompany Lease” means, for any Aircraft, any lease therefor in the Agreed Form between the applicable ECAF I Entities.

“Interest Adjustment” means, with respect to any Aircraft, the notional amount of interest that would accrue on the Base Aircraft Purchase Price at the Specified Rate per annum for the period from (and including) the Economic Closing Date to (but excluding) the Delivery Date.

“International Interest” has the meaning given to such term in the Cape Town Convention.

“International Registry” means the registry established pursuant to the Cape Town Convention.

“Issuance Date” means the date of issuance of the Initial Notes under the Indenture.

“Lease” means, for any Aircraft, the aircraft lease agreement (as amended, supplemented, novated or assigned by any relevant Lease Document) between the Existing Lessor thereof and the relevant Lessee identified as such in Schedule 1 to each Initial Sale Agreement Supplement concerning such Aircraft.

“Lease Assignment Documents” has the meaning ascribed thereto in the Security Trust Agreement.

“Lease Documents” means, for any Aircraft, all agreements identified as such in Schedule 1 of each Initial Sale Agreement Supplement concerning such Aircraft, including any applicable Lease Novation or Assignment of Lease, as such may be amended by any Disclosure Letter the contents of which have been agreed to by ECAF I, and any Intercompany Lease.

“Lease Novation” means, for any Aircraft, a lease novation or assignment and amendment agreement therefor in the Agreed Form, to be entered into among the Purchaser thereof and/or the New Lessor, the Seller thereof or an Affiliate of such Seller, as existing lessor and the relevant Lessee, under which the relevant Lease will be novated or assigned and amended so that such Purchaser or New Lessor (as appropriate) will be substituted as lessor of such Aircraft in place of such Existing Lessor.

“Lessee” means, for any Aircraft, the lessee of such Aircraft as identified in Schedule 1 to each Initial Sale Agreement Supplement and includes where the context permits a separate reference to the lessee under an Intercompany Lease.

“Lessee Encumbrance” means, for any Aircraft, any Encumbrance which is created by or is attributable to the acts, omissions, debts or liabilities of the applicable Lessee or its Affiliates.

“Lessee Furnished Equipment” means, for any Aircraft, those appliances, parts, accessories, instruments, navigational and communications equipment, furnishings modules, components and other items of equipment installed in or furnished with such Aircraft at Delivery and ownership of which is not required pursuant to the relevant Lease to vest in or be transferred to the lessor or owner of such Aircraft, as the case may be.

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“Losses” has the meaning specified in Section 10.1.

“Manufacturer” means, for any Aircraft, the manufacturer thereof as identified in Schedule 1 to each Initial Sale Agreement Supplement and includes, where the context permits, a separate reference to the manufacturer of each Engine as identified in Schedule 1 to each Initial Sale Agreement Supplement, as applicable.

“Material Damage” means, for any Aircraft, damage to such Aircraft in excess of ten percent (10%) of the initial Adjusted Base Value of such Aircraft.

“Material Default” means, for any Lease:

(1) an Event of Default consisting of failure to pay Rent or Supplemental Rent when due if such delinquency is in excess of thirty days from the due date (a “Payment Default”); or

(2) any insurance default under such Lease known to the applicable Seller that, if not cured, will have a material adverse effect on the applicable Existing Lessor;

unless, in any such case, such Payment Default or insurance default has been disclosed to each Rating Agency and the relevant Purchaser on or prior to the Issuance Date.

“Net Aircraft Purchase Price” means, with respect to any Aircraft, the “Net Aircraft Purchase Price” as set forth in the applicable Final Sale Agreement Supplement for such Aircraft.

“New Lessor” means the new lessor under an Assigned Lease or Novated Lease.

“Novated Lease” means, for any Lease subject to a Lease Novation, such Lease as novated to the Purchaser or relevant ECAF I Entity, as the new lessor, and as amended by the applicable Lease Novation.

“Operative Documents” means, for any Aircraft, (a) this Agreement, (b) the relevant Guaranty, (c) the relevant Bill of Sale and (d) either (i) the relevant Lease Novation or (ii) the relevant Assignment of Lease, as applicable.

“Order” means any writ, judgment, decree, injunction or similar order of any Government Entity or regulatory authority (in each case whether preliminary or final).

“Other Adjustments” has the meaning specified in Section 5.5.

“Parts” shall mean any part, component, appliance, accessory, instrument or other item of equipment (other than any of the Engines or other engine installed on the Aircraft that is not owned by the lessor of such Aircraft) installed in or furnished with or attached to any of the Aircraft at Delivery (or part thereof) except Lessee Furnished Equipment.

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“Paying Party” has the meaning specified in Section 5.7.

“Payment Default” has the meaning ascribed thereto in the definition of “Material Default” herein.

“Permitted Encumbrance” means:

(1) any Purchaser Encumbrance;

(2) the rights conferred by the Lease Documents; and

(3) any Lessee Encumbrances (a) that are not prohibited by the terms of the relevant Lease Documents or (b) for which the lessor under the relevant lease is entitled to indemnity from the lessee thereunder and that are not known to the applicable Seller.

“Priority Search Certificate” shall have the meaning set forth in the regulations adopted pursuant to the Cape Town Convention.

“Purchaser” means, for any Asset, the purchaser of such Asset pursuant to this Agreement, which shall be ECAF I or any Subsidiary of ECAF I as designated in writing by ECAF I to the applicable Seller at least three (3) Business Days (or such shorter period as may be agreed with the applicable Seller) prior to the relevant Delivery Date.

“Purchaser Encumbrance” means any Encumbrance which is created by or results from debts or liabilities or actions or omissions of any Purchaser of an Asset or its Affiliates.

“Purchaser Indemnitees” means the applicable Purchaser (and its Affiliates), the Security Trustee, the Trustee, the Directors and any of their respective successors and assigns, shareholders, subsidiaries, directors, trustees, servants, agents and employees.

“Rating Agency” means each of Fitch, Standard & Poor’s and any other nationally recognized rating agency designated by the Issuer; provided that such organizations shall only be deemed to be a Rating Agency for purposes of this Agreement with respect to the Notes they are then rating.

“Receiving Party” has the meaning specified in Section 5.7.

“Retained Rights” means, for any Aircraft, all claims for indemnities payable to the relevant Seller under the related Lease(s) in respect of any act or omission or events occurring prior to the Delivery Date for such Aircraft.

“Security Deposit” means, for any Aircraft, the amount (whether in the form of cash, a letter of credit, guarantee, promissory note or otherwise) set forth opposite the term “Security Deposit” in respect of such Aircraft on Schedule 1 to each Initial Sale Agreement Supplement paid to the applicable lessor and not applied or repaid as of the Delivery Date, together with any interest thereon required under the terms of the applicable Lease to be paid to or to accrue in favor of the Lessee thereunder to the Delivery Date.

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“Seller” means with respect to any Asset, the seller of such Asset party to the applicable Initial Sale Agreement Supplement. For the avoidance of doubt, Seller shall not mean any seller of aircraft or any other asset to any of the Purchasers other than pursuant to this Agreement.

“Seller Indemnitees” means, for any Aircraft, the Seller thereof, its Affiliates, and any of their respective successors and assigns, shareholders, subsidiaries, directors, trustees, servants, agents, and employees.

“Specified Rate” means, for any Aircraft, the “Specified Rate” set forth in the Initial Sale Agreement Supplement for such Aircraft. The Specified Rate will be compounded monthly and calculated on the basis of the actual number of days elapsed and a 360-day year.

“State of Registration” means, for any Aircraft, the country identified in Schedule 1 to each Initial Sale Agreement Supplement concerning such Aircraft.

“Subsidiary” of any Person means a corporation, company or other entity: (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by such Person, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person; provided, however, that in each case, such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Supplemental Disclosure Letter” means a letter dated as of the Delivery Date for any Aircraft from the applicable Seller to the relevant Purchaser setting out certain information as of such Delivery Date regarding the Aircraft to be sold by such Seller to such Purchaser.

“Supplemental Rent” means rent (whether called additional rent, supplemental rent, utilization rent, maintenance reserve or any similar term) that is in addition to a basic rent for the Aircraft (regardless of how such basic rent is calculated) payable under a Lease based on hours or cycles of operation of the airframe, engines, life-limited engine parts, landing gear and/or auxiliary power unit of an Aircraft, with respect to maintenance of which the lessor under the Lease customarily has a maintenance contribution or reimbursement obligation measured in part by or with reference to such supplemental rent.

“Taxes” means any and all present and future sales, use, personal property, customs, ad valorem, value added, turnover, franchise, windfall or other profits, payroll, capital stock, employment, social security, workers’ compensation, unemployment compensation, stamp, transfer, excise, interest equalization, income, gross receipts, limited liability company minimum, limited partnership minimum, corporation, advanced corporation, capital gains, wealth, dividend, deposit interest, import and export, capital or other taxes, fees, withholdings, imposts, duties, deductions, levies, or other charges of any nature, together with any penalties, fines, or interest thereon, imposed, levied, or assessed by, or otherwise payable to, any Government Entity.

“Tax Indemnifying Party” has the meaning set forth in Section 11.3.

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“Transfer Tax Jurisdiction” means a jurisdiction that imposes Tax on an Asset or any Person directly or indirectly holding an interest in the Asset by reason of a transfer of the Asset or a beneficial interest in the Asset as a result of the applicable Aircraft being located in that jurisdiction.

“Undeliverable Aircraft” has the meaning specified in Section 4.1(a).

Section 1.3 In this Agreement, unless the contrary intention is stated, a reference to:

(a) each of “ECAF I”, any “Seller”, any “Purchaser” or any other Person includes without prejudice to the provisions of this Agreement any successor in title to it or any permitted assignee;

(b) words in the plural include the singular and vice versa;

(c) any document includes that document as amended, novated or supplemented, in each case in accordance with its terms;

(d) a law (A) includes any statute, decree, constitution, regulation, order, judgment or directive of any Government Entity; (B) includes any treaty, convention, pact, compact or other agreement to which any Government Entity is a signatory or party; (C) includes any judicial or administrative interpretation or application thereof; and (D) is a reference to that provision as amended, substituted or re-enacted; and

(e) a Section, an Exhibit or a Schedule is a reference to a section of or an exhibit or a schedule to this Agreement.

Section 1.4 The headings in this Agreement are to be ignored in construing this Agreement.

article 2

SALE AND PURCHASE

Section 2.1 With respect to each Aircraft, as promptly as practical (but no later than the end of the Delivery Period), and upon the satisfaction of all of the conditions precedent by any Seller in Sections 6 and 7 with respect to any Aircraft owned by such Seller, the applicable Purchaser will purchase from such Seller and concurrently therewith, such Seller will sell, transfer and assign to such Purchaser such Aircraft, including, without limitation, the Aircraft Documents, but excluding any Retained Rights, on and subject to the terms and conditions contained in this Agreement (including, without limitation, the execution of a Lease Novation or Assignment of Lease (as the case may be) in respect of such Aircraft and delivery of the Lease Documents therefor), each in its “AS IS” and “WHERE IS” condition at the relevant Agreed Delivery Location, free from any Encumbrances other than Permitted Encumbrances. All Basic Rent paid or to be payable in respect of the period prior to the applicable Delivery Date shall be retained by or paid over to, as the case may be, the applicable Seller and an amount equal to all Basic Rent paid or to be payable in respect of the period from (and including) such Delivery Date shall be credited to or retained by or paid over to, as the case may be, the applicable Purchaser (it being understood that any Basic Rent paid after the date hereof shall be allocated first, to any installments of Basic Rent due, but unpaid during the period to (but not including) the applicable Delivery Date and second, to any installments of Basic Rent during the period from (but including) the applicable Delivery Date). Further, all Supplemental Rent paid or to be payable in respect of the period prior to the applicable Delivery Date shall be retained by or paid over to, as the case may be, the applicable Seller, and an amount equal to all Supplemental Rent paid from (and including) such Delivery Date shall be credited to or retained by or paid over to, as the case may be, the applicable Purchaser (it being understood that any Supplemental Rent paid after the date hereof shall be allocated first, to any installments of Supplemental Rent due, but unpaid during, the period prior to (but not including) the applicable Delivery Date, and second, to any installments of Supplemental Rent due during the period from (but including) the applicable Delivery Date). Each Purchaser or ECAF I with respect to a Retained Right shall take such actions or pursue such claims as reasonably requested to by the applicable Seller; provided that (i) all costs incurred by such Purchaser and ECAF I in respect of such claims shall be for the applicable Seller’s account, (ii) the applicable Seller agrees to indemnify such Purchaser and ECAF I for any costs or liabilities incurred in connection with such action or pursuit of such claim and (iii) such action or pursuit of such claim shall not be inconsistent with a Purchaser’s or ECAF I’s obligations under any of the Operative Documents.

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article 3

DELIVERY AND ACCEPTANCE

Section 3.1 Each of the Sellers and the Purchaser shall use commercially reasonable efforts to cause Delivery of each Aircraft to occur as promptly as practicable, in each case subject to the other terms and conditions of this Agreement, but in no event later than the end of the Delivery Period. Delivery of the Aircraft need not take place in any particular order. Each Seller of the relevant Aircraft hereby agrees to use its reasonable commercial efforts to satisfy each of the conditions, if any, set forth in Schedule 1 to the relevant Final Sale Agreement Supplement with respect to the Delivery of such Aircraft within the period therein specified therefor.

Section 3.2 The applicable Seller and Purchaser of any Aircraft shall act reasonably in agreeing to the Agreed Delivery Location for such Aircraft, which shall be in a jurisdiction where both the Seller and Purchaser have determined, in each of their sole but reasonable discretion, and based on the opinion provided or to be provided under Section 7.1(f)(i) (unless otherwise waived as a condition by the relevant Purchaser), that there are no material Taxes (other than net or overall gross income Taxes imposed on the Seller thereof) that would be imposed upon such Seller, Purchaser or ECAF I (including by application of Article 11), any Subsidiary of ECAF I or the Aircraft as a result of the transfer of title to the applicable Aircraft to such Purchaser. Notwithstanding anything to the contrary herein, a Seller’s agreement (or lack of objection) to any Agreed Delivery Location shall not prejudice, impair, limit or otherwise modify the Seller’s rights to indemnification under Article 11.

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Section 3.3 Each Seller shall use commercially reasonable efforts to keep ECAF I advised as to any information of which such Seller becomes aware as to the intended whereabouts of each Aircraft on the expected Delivery Date therefor. Each Purchaser shall, subject to the terms and conditions of this Agreement and using reasonable efforts, cooperate with the Seller of each Aircraft (at such Seller’s cost and expense) so as to allow the Delivery relating to such Aircraft, as the case may be, to occur when such Aircraft is at the Agreed Delivery Location therefor. In the event that the relevant Seller and Purchaser reasonably believe that the applicable Aircraft will not be in an Agreed Delivery Location prior to the 30th day before the Delivery Expiry Date, then such Seller may elect to treat such Aircraft as an Undeliverable Aircraft.

Section 3.4 For each Aircraft, on the Delivery Date therefor, subject to satisfaction of the conditions precedent set out in Sections 6 and 7 applicable thereto, the relevant Seller shall tender such Aircraft for Delivery (it being understood that no physical delivery of the Aircraft shall occur or be required hereunder or under any Bill of Sale). Delivery and acceptance of any Aircraft hereunder shall take place while such Aircraft is located at the Agreed Delivery Location therefor, by such Seller executing and delivering to such Purchaser a Bill of Sale. Thereupon, full legal and beneficial title to such Aircraft, free from Encumbrances other than Permitted Encumbrances, shall pass from the Seller thereof to the Purchaser thereof. Simultaneously with delivery to the Purchaser of the Bill of Sale, title to the Aircraft Documents therefor shall pass as provided in the Bill of Sale, and the Lease related thereto shall be novated or assigned (as the case may be) upon the Delivery of such Aircraft.

Section 3.5 The risk of loss of, or damage to, each Aircraft and the Aircraft Documents related thereto shall pass from the Seller thereof to the Purchaser thereof upon delivery of the Bill of Sale for such Aircraft to such Purchaser by such Seller pursuant to Section 3.4.

Section 3.6 Each Aircraft to be sold hereunder shall be delivered to the Purchaser “AS IS” and “WHERE IS”, at the Agreed Delivery Location and SUBJECT TO EACH AND EVERY DISCLAIMER OF WARRANTY AND REPRESENTATION AS SET OUT IN SECTION 12 but without limiting any representation, warranty or covenant of any Seller expressly set forth in this Agreement and/or in the Bill of Sale for, or in respect of, such Aircraft delivered pursuant to this Agreement. Subject to satisfaction or waiver of the conditions precedent referred to in Article 7 applicable thereto and the other provisions of this Agreement, each Purchaser of an Aircraft shall unconditionally accept such Aircraft for all purposes hereunder upon tender of a Bill of Sale in accordance with Section 3.4 and the other provisions of this Agreement in the condition in which such Aircraft exists on the Delivery Date. Acceptance by any Purchaser of a Bill of Sale in respect of any Aircraft shall constitute an acknowledgement by such Purchaser for the purposes of this Agreement that such Aircraft is in every respect satisfactory to such Purchaser; provided that the foregoing is not intended nor shall the same be construed as a waiver by such Purchaser of any claim that it may have against any Seller for breach of any representation, warranty or covenant expressly contained in this Agreement.

Section 3.7 Prior to the Delivery of any Aircraft, the relevant Purchaser and/or its agents, representatives and designees shall have the right, on reasonable prior notice and at such Purchaser’s cost and expense, to inspect such Aircraft on and subject to the terms of the applicable Lease.

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article 4

UNDELIVERABLE AIRCRAFT

Section 4.1 If any Seller is unable to effect Delivery of any Aircraft at any time prior to the 30th day before the Delivery Expiry Date for any reason (including, without limitation, the failure of one or more of the conditions set forth in Exhibit C or Section 6.1 but excluding an Event of Loss or Material Damage in respect of such Aircraft), then, in each such case, such Aircraft shall become an “Undeliverable Aircraft” and the provisions of Section  4.2 shall apply.

Section 4.2 Except as otherwise expressly provided in Section 4.1, if Delivery of an Aircraft under this Agreement is delayed or does not occur for any reason outside the control of the Seller of such Aircraft, including by reason of the lack of cooperation of any Lessee or other person (other than such Seller or any of its Affiliates), the Seller thereof will not be responsible for any damages, losses, including loss of profit, costs, expenses, liabilities, demands, payments, claims or action arising from or in connection with the delay or failure suffered or incurred by the Purchaser.

Section 4.3 In connection with any Undeliverable Aircraft, the applicable Sellers and ECAF I shall update the applicable Schedules to reflect the changes resulting from the removal of Undeliverable Aircraft.

article 5

PAYMENTS

Section 5.1 ECAF I shall pay, for the account of the relevant Purchaser of each Aircraft to the relevant Seller thereof, on the Delivery Date therefor, the Net Aircraft Purchase Price for such Aircraft, subject to the receipt by ECAF I and the relevant Purchaser of each of the following:

(a) an opinion of independent and in-house counsel as applicable to the relevant Guarantor in the Agreed Form as to the due execution and delivery of the Guaranty and as to such other matters relating thereto as ECAF I may reasonably request;

(b) the Guaranty duly executed and delivered by the Guarantor;

(c) a certification in the Agreed Form from a duly authorized officer of each Seller to the effect that the respective representations and warranties of each Seller set forth herein are true and correct in all material respects as of the Delivery Date;

(d) a copy, certified by a duly authorized officer of each Seller to be a true, complete and up-to-date, of the certificate of incorporation, by-laws or other organizational or constitutional documents of such Seller;

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(e) a copy, certified respectively by a duly authorized officer of each Seller to be a true, complete and up-to-date, of the resolutions of the respective board of directors (or duly authorized committee thereof) or other governing board or body of each Seller, (i) approving the transactions contemplated by this Agreement and the other Operative Documents to which each Seller is a party, and (ii) authorizing a Person or Persons to sign and deliver on behalf of each Seller respectively, this Agreement and the other respective Operative Documents to which each Seller is a party and any notices or other documents to be given pursuant hereto or thereto;

(f) the Disclosure Letter satisfactory to the applicable Purchaser and ECAF I; and

(g) the Final Sale Agreement Supplement with respect to such Aircraft duly executed and delivered by such Seller in form and substance reasonably satisfactory to such Purchaser.

Section 5.2 [Intentionally Omitted.]

Section 5.3 If an Aircraft suffers an Event of Loss or unrepaired Material Damage prior to its Delivery, the relevant Seller shall not be obligated to the Purchaser thereof for any loss proceeds received in respect of such Aircraft.

Section 5.4 [Intentionally Omitted].

Section 5.5 Each relevant Seller shall on the Delivery Date for each such Aircraft deliver to ECAF I a certification in the Agreed Form from a duly authorized officer of such Seller setting forth in reasonable detail (i) the amount of Basic Rent in respect of the relevant Aircraft received by or on behalf of the related Seller or Existing Lessor, as applicable, which is attributable to the period after the Economic Closing Date (the “Certified Basic Rent”), (ii) the amount of maintenance contributions and other payments actually made by or on behalf of the related Seller or Existing Lessor in respect of such Aircraft under the related Lease in respect of invoices submitted by the relevant Lessee after the Economic Closing Date (the “Certified Maintenance Contributions”), (iii) the amount of Supplemental Rent in respect of the relevant Aircraft received by or on behalf of the related Seller or Existing Lessor, as applicable, which is attributable to the period after the Economic Closing Date (the “Certified Supplemental Rent”), (iv) a description of any Security Deposit (separately setting forth the amount of any thereof in cash) for the relevant Aircraft held or deemed held by or on behalf of the related Seller or Existing Lessor, as applicable, as of the Delivery Date in respect of each such Aircraft (the “Certified Security Deposit”) and (v) without duplication of any amounts otherwise captured by clauses (i) through (iv) above, any other adjustments to be made to the Base Aircraft Purchase Price as agreed by (or on behalf of) the relevant Seller and the relevant Purchaser, including in any binding letters of intent or similar agreements (the “Other Adjustments”).

Section 5.6 All amounts payable under this Agreement will be made for value on the due date in Dollars in immediately available funds (and to the extent not expressly provided herein) to such account as (in the case of any payment due to any Seller) such Seller may notify ECAF I from time to time, or as (in the case of any payment due to ECAF I or any Purchaser) ECAF I may notify the applicable Seller from time to time (upon not less than three (3) Business Days’ prior written notice). In furtherance of the foregoing, each Purchaser hereby instructs each Seller to make each payment due to ECAF I or any other Purchaser hereunder to the Collections Account with advice of credit to the Cash Manager and in sufficient detail to enable the Cash Manager to determine the Lease under or in respect of which such payment is being made and the nature thereof.

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Section 5.7 If the party making payment (the “Paying Party”) fails to pay any amount payable under this Agreement on the due date, the Paying Party will pay on demand from time to time to the other party (the “Receiving Party”) interest (both before and after judgment) on that amount, from the due date to the date of payment in full by the Paying Party to the Receiving Party, at the rate of (a) if the Paying Party is a Purchaser, the Specified Rate applicable to the relevant Seller plus two percent (2.0%) and (b) if the Paying Party is a Seller, LIBOR plus two percent (2.0%). All such interest will be compounded monthly and calculated on the basis of the actual number of days elapsed and a 360-day year.

article 6

CONDITIONS PRECEDENT – SELLERS

Section 6.1 The obligations of any Seller to deliver a particular Aircraft hereunder are subject to the condition that on or prior to the Delivery Date for such Aircraft, such Seller has received:

(a) the relevant Operative Documents for such Aircraft have been entered into by the parties thereto (other than any Seller);

(b) the Servicing Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect;

(c) the applicable Seller shall have agreed to the Agreed Delivery Location;

(d) no Event of Loss shall have occurred or unrepaired Material Damage shall be in existence with respect to such Aircraft;

(e) Seller thereof shall have received payment of all amounts due by the Purchaser of such Aircraft (including, without limitation, the Net Aircraft Purchase Price);

(f) a copy of the constitutional documents of the Purchaser and any other Affiliate of such Purchaser which is a party to any Operative Document in respect of such Aircraft, subject to a certificate confirming no change thereto, such certification to be dated not more than ten (10) days prior to the expected Delivery Date for such Aircraft to be a true, complete and up-to-date copy;

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(g) a copy of resolutions of the directors or other applicable governing body of such Purchaser and any other Affiliate of such Purchaser which is a party to any Operative Document in respect of such Aircraft subject to a certificate confirming no change to such resolutions, such certification to be dated not more than ten (10) days prior to the expected Delivery Date for such Aircraft to be a true, complete and up-to-date copy:

(i) approving the transactions contemplated by this Agreement and the other Operative Documents to which such Purchaser is or is to be a party; and

(ii) authorizing a Person or Persons to execute and deliver on behalf of such Purchaser this Agreement and the other Operative Documents to which it is or is to be a party and any notices or other documents to be given pursuant hereto or thereto;

(h) evidence reasonably satisfactory to such Seller that all governmental and other licenses, approvals, certificates, exemptions, consents, registrations and filings necessary in the relevant State of Registration and any other relevant jurisdiction (including the domicile of the Lessee of such Aircraft) for any matter or thing contemplated by this Agreement and the other applicable Operative Documents for such Aircraft, and any notices or other documents to be given pursuant hereto or thereto and for the legality, validity, enforceability, admissibility in evidence and effectiveness hereof and thereof have been obtained or effected on an unconditional basis and remain in full force and effect (or in the case of effecting any licenses, approvals, consents, certificates, exemptions, registrations and filings, that arrangements reasonably satisfactory to such Seller have been made for the effectiveness of the same within any applicable time limit);

(i) a favorable opinion of outside counsel to such Purchaser dated as of such Delivery Date reasonably acceptable to such Seller in the Agreed Form as to (1) certain of the matters set out in Article 9 and (2) such other matters as such Seller may reasonably request with regard to the subject matter contemplated herein or in each case such Aircraft;

(j) a quiet enjoyment letter with respect to such Aircraft and the Lease thereof from the Security Trustee, and, if requested by such Seller, from ECAF I addressed to the relevant Lessee (and, if applicable, the relevant sublessee) in substantially the form attached to the relevant Operative Document;

(k) a certification from ECAF I that its representations and warranties set forth in Section 9.1 are true and correct in all material respects as of the Delivery Date;

(l) execution and delivery of the applicable Lease Novation and/or Assignment of Lease;

(m) if requested by the Seller, a guaranty from ECAF I to the Lessee of such Aircraft;

(n) evidence that such Seller, the Servicer, their Affiliates and their respective successors and assigns, shareholders, subsidiaries, directors, trustees, servants, agents, and employees are named as additional insured in respect of the liability insurance for such Aircraft for a period no shorter than the earlier of (i) the completion of the first major (defined as a “D” check or its equivalent) occurring after the Delivery Date and (ii) three (3) years; and

(o) receipt by the Seller of the opinion referenced in Section 7.1(f)(i) related to the applicable Aircraft.

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article 7

CONDITIONS PRECEDENT – PURCHASER

Section 7.1 The obligation of any Purchaser to purchase any Aircraft on any Delivery Date hereunder is subject to satisfaction of the following express conditions precedent on the Delivery Date for such Aircraft, subject to the right of the relevant Purchaser to waive any such condition in accordance with Section 7.2(a) with respect to any particular Aircraft:

(a) Except in respect of transfers on the date hereof, ECAF I shall have received notice of the expected Delivery Date at least two (2) Business Days prior thereto;

(b) ECAF I shall have received (i) the documents referred to in Exhibit C in connection with the Delivery of such Aircraft (other than as listed on Schedule 1 to the relevant Final Sale Agreement Supplement) and (ii) a certificate from a duly authorized officer of the applicable Seller dated such Delivery Date stating that (A) the conditions set forth in Exhibit C with respect to the Delivery of such Aircraft have been satisfied or otherwise disclosed in a Disclosure Letter and such documents are unchanged and are in full force and effect as of such Delivery Date (except for amendments and terminations permitted under the Servicing Agreement), (B) the representations and warranties of the Seller (or its Affiliate) of such Aircraft contained in the Assignment of Lease or Lease Novation, as applicable, for such Aircraft are true and correct in all material respects as of such Delivery Date, and (C) the bill of sale for such Aircraft is effective to convey irrevocably full legal and beneficial title to the Purchaser thereof on such Delivery Date;

(c) except if and as advised in a Disclosure Letter acceptable to the applicable Purchaser and ECAF I, no Material Default shall have occurred and be continuing as of the Delivery Date with respect to such Aircraft;

(d) ECAF I shall have received a certification from the Seller dated such Delivery Date to the effect that the representations and warranties of such Seller hereunder are true and correct in all material respects as of such Delivery Date;

(e) unless and to the extent ECAF I shall otherwise agree (with notice to each Rating Agency), all the conditions precedent to the effectiveness of the Assignment of Lease or Lease Novation, as applicable, for such Aircraft shall have been satisfied and ECAF I shall have received a certification from the Seller to such effect;

(f) receipt of the following documents by ECAF I (except in the case of the documents referred to in (i) and (ii), to its sole satisfaction):

(i) to the extent applicable, an opinion dated as of such Delivery Date in the Agreed Form from outside counsel or an international accounting firm reasonably acceptable to the Seller and the Purchaser in the Agreed Delivery Location, covering, without limitation, that, except if the Agreed Delivery Location is in the United States or international airspace, the transfer of title to such Aircraft will be effective under the laws of such jurisdiction and the Delivery of such Aircraft will not result in the imposition of any Tax in such jurisdiction on the Seller, the Purchaser, ECAF I, any Affiliate of ECAF I, such Aircraft, the related Lease or otherwise in respect of such transfer of title;

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(ii) an opinion dated the Delivery Date issued by outside counsel in the State of Registration of the applicable Aircraft or, if applicable, the relevant jurisdiction of the Lessee, in each case in form and substance reasonably satisfactory to ECAF I and which shall be substantially similar to the Agreed Form thereof;

(iii) evidence that all governmental and other licenses, approvals, consents, certificates, exemptions, registrations and filings necessary in the jurisdiction of incorporation or organization of the Seller of such Aircraft or such Purchaser and any other relevant jurisdiction (including the domicile of the Lessee) and the relevant State of Registration of such Aircraft for any matter or thing contemplated by this Agreement and the other applicable Operative Documents for such Aircraft, the bank accounts provided for under the Indenture or ancillary agreement thereto, the Cash Management Agreement, the Servicing Agreement, the Security Trust Agreement and any notices or other documents to be given pursuant hereto or thereto and for the legality, validity, enforceability, admissibility in evidence and effectiveness hereof and thereof (including, to the extent reasonably practicable in such jurisdiction, the establishment of a first priority perfected security interest in and to the related Leases in favor of the Security Trustee) have been obtained or effected on an unconditional basis and remain in full force and effect (or in the case of effecting any certificates, exemptions, registrations and filings, that arrangements complying with the terms of the Security Trust Agreement have been made);

(iv) a certificate of the applicable Seller confirming that so far as is known to it, no Event of Loss has occurred and no unrepaired Material Damage is in existence with respect to such Aircraft;

(v) each of the documents required to be delivered on or prior thereto pursuant to Section 5;

(vi) to the extent available, a copy of the currently valid certificate of airworthiness for such Aircraft issued by the appropriate Air Authority or other reasonably satisfactory evidence thereof;

(vii) for such Aircraft, certificates evidencing the insurance required to be maintained pursuant to the relevant Assigned Lease or the Novated Lease, as appropriate, for such Aircraft, including naming the Purchaser, ECAF I, the Administrator, the Servicer, the Trustee and the Security Trustee as additional insureds, together, if applicable, with a letter or report from an independent firm of insurance brokers; and

(viii) the report of ECAF I’s and/or such Purchaser’s insurance advisor in substantially the Agreed Form;

(g) the matters disclosed in any Disclosure Letter delivered on or prior to such Delivery Date shall be in substance satisfactory to ECAF I;

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(h) subject to Section 7.2(b), on such Delivery Date, if the Security Deposit held under the Lease for such Aircraft is in the form of a letter of credit, guarantee, promissory note or other instrument, and not already issued in the name BBAM Aviation Services Limited, as servicer, the applicable Seller shall cause such letter of credit, guarantee or other instrument to be duly endorsed, amended or reissued in favor of such Purchaser (or the applicable Subsidiary of ECAF I), and the applicable Seller shall have taken such other actions as may be necessary to effectuate the assignment of all right, title and interest of the Existing Lessor in and to such letter of credit, guarantee, promissory note or instrument to such Purchaser (or the applicable Subsidiary of ECAF I);

(i) the tangible chattel paper original of the Lease (or if an original was never so designated or such original has been lost, a certificate from the applicable Seller to such effect) and the Assignment of Lease or Lease Novation, as applicable, for such Aircraft shall have been delivered to the Security Trustee (or its counsel) on such Delivery Date;

(j) for such Aircraft, (i) an original (or, if an original is unavailable, a copy certified to be true and correct) of the applicable Lease (together with the related Lease Assignment Documents), and (ii) an original of each other Lease Document (or otherwise a copy certified to be true and correct) shall be delivered to the Security Trustee (or its counsel) on or prior to the Delivery Date; and

(k) there shall not be in effect on the Delivery Date any Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

Section 7.2 (a) Any Purchaser of an Aircraft may in its absolute discretion, with the consent of ECAF I, agree to waive satisfaction of one or more conditions precedent set out in this Article 7 (and in the event of any such waiver such Purchaser may impose such conditions as are reasonably acceptable to such Seller to such waiver as such Purchaser reasonably thinks fit); and

(b) In the event that any letter of credit or guarantee to be issued on behalf of the relevant Lessee pursuant to the relevant Operative Documents has not been delivered (and letters of credit initially issued under the applicable Lease in the name of BBAM Aviation Services Limited, as servicer, or in the name of the applicable ECAF I Entity (or the Trustee in its trust capacity) shall be deemed so delivered for purposes hereof), the Seller of the Aircraft in respect of such Lease may at such Seller’s own election:

(i) deliver a letter of credit from such Seller or other issuer in lieu (and until delivery) of any letter of credit or guarantee to be issued on behalf of the relevant Lessee pursuant to the Operative Documents, so long as, in the case of a letter of credit, the issuer thereof is rated at least the same as the issuer (or, if higher, any confirming bank) of the undelivered letter of credit or guarantee, or deliver cash to the Trustee (to be held in the Security Deposit Account) in lieu (and until delivery) of such letter of credit or guarantee, such letter of credit to be on substantially the same terms as the undelivered letter of credit or guarantee;

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(ii) have the relevant Lessee deliver to the Purchaser thereof (or the relevant Affiliate of such Purchaser) acting as lessor under an Assigned Lease or Novated Lease therefor a letter of credit or guarantee or cash (in Dollars) to the Trustee (to be held in the Security Deposit Account) in lieu of and in the amount of any letter of credit or guarantee set out in Schedule 1 to each Initial Sale Agreement Supplement so long as such letter of credit or guarantee is on substantially the same terms as the undelivered letter of credit or guarantee; or

(iii) if neither of the preceding clauses (i) or (ii) above shall be applicable, the Seller of such Aircraft shall have agreed to hold such letter of credit or guarantee for the sole benefit of the Purchaser and act on its instructions (provided that the Seller must provide the substitute letter of credit or guarantee as required within ninety (90) days after the applicable Delivery Date).

article 8

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Section 8.1 Each Seller (in respect of itself only) of any Aircraft represents and warrants to ECAF I and the relevant Purchaser of such Aircraft as of the date of this Agreement and on each Delivery Date (except to the extent a particular representation or warranty expressly refers to an earlier date) for such Aircraft as follows:

(a) such Seller is a company or trust duly established and validly existing under the laws of its jurisdiction of incorporation or formation and has the corporate or other power to own its assets and carry on its business as it is contemplated herein;

(b) such Seller has the corporate or other power to enter into and perform, and has taken all necessary corporate or other action to authorize the entry into, performance and delivery of, this Agreement and each other Operative Document to which it is a party;

(c) the relevant Operative Documents to which such Seller is a party have been, or when executed and delivered will have been, duly entered into by such Seller and delivered by such Seller and constitute or, in the case of any Operative Document to be executed on or about the applicable Delivery Date, will constitute on such Delivery Date, the legal, valid and binding obligation of such Seller, enforceable in accordance with their terms (subject to customary qualifications in any relevant legal opinion);

(d) the entry into and performance by such Seller of, and the transactions contemplated by, the relevant Operative Documents to which it is a party do not and will not:

(i) conflict with or breach any laws, rules, regulations, judgments, decrees or Orders binding on such Seller or any of their respective assets to be transferred to the relevant Purchaser hereunder; or

(ii) conflict with or result in any breach of or constitute a default under the constitutional documents of such Seller; or

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(iii) conflict with or result in any material breach of, or constitute a material default under any agreement, instrument or other document which is binding upon such Seller or any of its assets nor result in the creation of any Encumbrance (other than the Lease, Novated Lease, the Assigned Lease or Permitted Encumbrances, as the case may be) over any of its assets to be transferred to the relevant Purchaser hereunder;

(e) all of the provisions of Article 14 concerning applicable law, waiver of jury trial, service of process and jurisdiction are valid and binding on such Seller under the laws of its jurisdiction of incorporation or organization, and no provision purporting to be binding on any Seller of this Agreement or any of the other applicable Operative Documents is prohibited, unlawful or unenforceable under the laws of its state of incorporation;

(f) no liquidator, provisional liquidator, examiner or analogous or similar officer has been appointed in respect of all or any material part of the assets of any Seller (or, to its knowledge, any non-material part of the assets of such Seller which would, if it were subject to a liquidator, provisional liquidator, examiner or analogous or similar officer, have a material adverse effect on such Seller’s financial condition or its ability to perform its obligations hereunder nor has any application been made to a court which is still pending for an order for, or any act, matter or thing been done which with the giving of notice, lapse of time or satisfaction of some other condition (or any combination thereof) will lead to, the appointment of any such officers or equivalent in any jurisdiction; and it is not entering into this Agreement with the intent to hinder, defraud or delay any creditor;

(g) except if and as advised by such Seller to the relevant Purchaser in a Disclosure Letter satisfactory to ECAF I, no litigation, arbitration or claim before any court, arbitrator, Government Entity or administrative agency or authority which would have a material adverse effect on the ability of such Seller to observe or perform their respective obligations under this Agreement or any other applicable Operative Documents to which such Seller is a party is in progress, or to the knowledge of such Seller, threatened against such Seller;

(h) if applicable, its jurisdiction of incorporation or organization is as specified on the Initial Sale Agreement Supplement; and

(i) to such Seller’s knowledge, the Appraisals of the Appraisers delivered to the Purchaser on (i) March 4, 2015 in the case of Ascend, (ii) March 12, 2015 in the case of Aviation Specialist Group, and (iii) March 11, 2015 in the case of AVITAS, were each true and complete copies thereof.

Section 8.2 Each Seller (in respect of itself only) of an Aircraft further represents and warrants to ECAF I and the relevant Purchaser of such Aircraft as of the date of this Agreement and on each Delivery Date (except to the extent a particular representation or warranty expressly refers to an earlier date) for such Aircraft as follows:

(a) except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, so far as concerns the obligations of such Seller (and except for the registration of particulars of the relevant Lease Novation or Assignment of Lease with the appropriate Air Authority or other actions referred to therein or herein, if applicable) all authorizations, consents, registrations and notifications required in connection with the entry into, performance, validity and enforceability of, this Agreement, the transactions contemplated by this Agreement and the other applicable Operative Documents to which it is a party, have been (or will on or before the Delivery Date of such Aircraft have been) obtained or effected (as appropriate) and are (or will on their being obtained or effected be) in full force and effect;

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(b) except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, the Lease Documents listed in Schedule 1 to each Initial Sale Agreement Supplement, as applicable, constitute the whole agreement between the relevant lessor and the relevant Lessee as of Delivery (and pertaining to the period on and after Delivery) relating to such Aircraft and includes a complete list (other than the Operative Documents) of all amendments, supplements, novations, and written consents, approvals and waivers relevant to the Lease with respect to the period on and after Delivery, and there are no oral waivers in effect that would modify or amend the terms thereof in any material respect with respect to the period on and after Delivery;

(c) except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, to such Seller’s knowledge no Material Default has occurred and is continuing under the relevant Lease on and as of the Delivery Date;

(d) except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, there are no outstanding claims which have been asserted by the Lessee against such Seller arising out of the relevant Lease (other than claims constituting Permitted Encumbrances and other than claims for maintenance contribution payments that will be the responsibility of such Seller or for other payments that will be the responsibility of such Seller) on and as of the Delivery Date;

(e) such Seller has, or at Delivery will have, full legal and beneficial title to such Aircraft, free from Encumbrances other than Permitted Encumbrances, and the Bill of Sale is effective to convey irrevocably title to the Purchaser thereof and the transfer of all of the ownership of such Aircraft is not avoidable or otherwise subject to rescission by reason of any lawful claim of any other Person by or through such Seller (including any prior transferor thereof or any Person acting on behalf of or claiming through any such transferor) (other than a Permitted Encumbrance);

(f) to such Seller’s knowledge, and except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, there are no Lessee Encumbrances on and as of the Delivery Date which are not permitted pursuant to the terms of the relevant Lease Document;

(g) to such Seller’s knowledge, as of the Delivery Date, and except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, the relevant lessor or the such Seller has not received a notice from the relevant Lessee under the relevant Lease that such Aircraft has been involved in an incident which has caused damage in excess of the amount required to be notified to the relevant lessor under the relevant Lease or which would materially adversely affect the residual value of such Aircraft;

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(h) to such Seller’s knowledge, as of the Delivery Date, except if and as disclosed by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, no compulsory airworthiness directives are outstanding on and as of the Delivery Date against such Aircraft which will require, as of the Delivery Date based on the estimated cost of such work as of the Delivery Date, such Seller, the related Existing Lessor or such Purchaser to make contributions to the cost of compliance therewith as required under the provisions of the Leases as in effect on the Delivery Date in excess of $2,500,000 in the aggregate for all Aircraft during the terms of the Leases (excluding any extension or renewal thereof) for all Aircraft as in effect on the Delivery Date;

(i) to such Seller’s knowledge, except if and as disclosed by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I or in the Lease Documents, no options to purchase such Aircraft, extend or terminate the relevant Lease have been exercised on or before the Delivery Date by the relevant Lessee under the relevant Lease Documents;

(j) the information set forth in each of the Disclosure Letters satisfactory to ECAF I with respect to such Aircraft is or will be when issued true and accurate in all material respects as of its date;

(k) except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, as of the Delivery Date, the provisions of each Lease relating to the granting of any Security Deposit thereunder remain in full force and effect;

(l) to such Seller’s knowledge and except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, as of the Delivery Date, no event has occurred or act or thing done or omitted to be done by such Seller pursuant to which or as a result of which the relevant Lease can be terminated by the applicable Lessee in accordance with the terms of the relevant Lease or the obligations of any such party thereunder would be rendered invalid or unenforceable;

(m) to such Seller’s knowledge, except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, such Aircraft is not as of the Delivery Date subject to any sub-lease (exclusive of “wet-leases”) from the relevant Lessee;

(n) to such Seller’s knowledge, as of the Delivery Date, except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, such Aircraft has been accepted by the relevant Lessee under the Lease thereof without qualification or exception or to the extent that any such acceptance was given subject to any qualification or exception or subject to any liability on the part of such Seller or relevant Affiliate of such Seller to pay or reimburse any costs or expenses or to undertake any repairs or modifications at the expense of such Seller, such qualifications and exceptions have been discharged or waived by the Lessee and have ceased to apply and no such costs or expenses remain to be reimbursed and all defects referred to therein have been duly rectified or waived by such Lessee, or the applicable Seller/lessor Affiliate of such Seller has retained the rectification or payment obligations associated therewith;

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(o) except for documents or provisions that will be inapplicable to the relevant ECAF I Entity (or in the case of any ECAF I Entity that is a Trust, the related Trustee, in its trust capacity) on and after the Delivery Date therefor, and except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, the information and statements as to and relating to the relevant Lease and the Lease Documents set forth in Schedule 1 to each Initial Sale Agreement Supplement are true and complete in all material respects;

(p) the sale of such Aircraft contemplated hereby constitutes a valid and irrevocable transfer of all of such Seller’s right, title and interest in and to such Aircraft to the Purchaser thereof and after Delivery of such Aircraft such Seller shall retain no right, title or interest in such Aircraft;

(q) except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, on and as of the Delivery Date the lessor under the relevant Lease pertaining to such Aircraft shall have paid to the relevant Lessee all amounts then due and payable on and as of the Delivery Date by such lessor to such Lessee in respect of maintenance theretofore performed on such Aircraft as required by the Lease Documents; and

(r) except if and as advised by such Seller to the Purchaser thereof in a Disclosure Letter satisfactory to ECAF I, (i) each Lease constitutes “tangible chattel paper” within the meaning of Section 9-102(a)(78) of the UCC, (ii) a true and complete original copy (or, if not available, a certified true copy) of each Lease has been delivered to the Purchaser thereof and (iii) each such Lease is in full force and effect and is binding and enforceable against each Existing Lessor which is a party thereto in accordance with its terms.

Section 8.3 As used herein “to the Seller’s knowledge” means the awareness of facts or other information by any person at the related Seller actively involved in the ownership or leasing of such Aircraft and something being “known to the Seller” shall be construed accordingly.

Section 8.4 Each Seller acknowledges that each Purchaser is entering into this Agreement and the other Operative Documents in reliance upon the accuracy of each of the representations and warranties of the applicable Seller, which representations and warranties have been given by such Seller so as to induce each Purchaser to enter into this Agreement and the other Operative Documents.

Section 8.5 The representations and warranties of the applicable Seller may at the sole discretion of the relevant Purchaser be waived by such Purchaser with or without conditions acceptable to the Sellers.

Section 8.6 Subject to Section 8.7, the benefit of the representations and warranties made by each Seller under this Article 8 shall run in favor of the Security Trustee, as a third party beneficiary.

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Section 8.7 The representations and warranties of the applicable Seller in respect of any Aircraft shall continue and survive in full force and effect after the Delivery Date therefor for a period ending one (1) year after the applicable Delivery Date, after which period no claim in respect thereof, pursuant to an indemnity contained herein or otherwise, may be brought against a party hereto except if notice of a claim of inaccuracy thereof has been given prior to the close of such period; provided that, (i) the representations and warranties of the applicable Seller set forth in Sections 8.2(e) and (p) shall continue and survive in full force and effect at all times on or after the Delivery Date and (ii) the representations and warranties of the applicable Seller set forth in Sections 8.2(c) and (d) and any representations made in any certificate delivered pursuant to Section 7.1(f)(iv) with respect to such Aircraft shall each continue and survive in full force and effect for a period ending three (3) years after the Delivery Date thereof.

Section 8.8 Each of the representations and warranties of the applicable Seller shall be construed as a separate and independent representation and warranty and shall not be limited or restricted by reference to the terms of any other provision of this Agreement, the other Operative Documents or any other representation or warranty.

article 9

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 9.1 ECAF I and each other Purchaser hereby represents and warrants to each Seller as of the date of this Agreement and on each subsequent Delivery Date (except to the extent a particular representation or warranty expressly refers to an earlier date) that:

(a) ECAF I is duly incorporated and validly existing under the laws of the Cayman Islands, and each other Purchaser of any Asset is a company or trust duly established and validly existing under the respective laws of its jurisdiction of organization, and each has the trust or corporate power (as the case may be) to own its assets and carry on its business as it is being conducted;

(b) ECAF I and each other Purchaser of any Asset has the trust or corporate power (as the case may be) to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, this Agreement and the other applicable Operative Documents to which it is a party;

(c) this Agreement and the other applicable Operative Documents to which it is a party have been, or when executed and delivered will have been, duly entered into and delivered by ECAF I and each other Purchaser of any Asset and constitute or, in the case of any Operative Document to be executed on or about the applicable Delivery Date, will constitute on such Delivery Date, each such Person’s legal, valid and binding obligations;

(d) the entry into and performance by ECAF I and any other Purchaser of any Asset of, and the transactions contemplated by, this Agreement and the other applicable Operative Documents to which it is a party do not and will not:

(i) conflict with any laws binding on ECAF I or any other Purchaser of any Asset; or

(ii) result in any breach of, or constitute a default under the constitutional documents of ECAF I or any other Purchaser of any Asset; or

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(iii) result in any breach of, or constitute a default under or result in a material default under any document which is binding upon ECAF I or any other Purchaser of any Asset or any of their respective assets;

(e) so far as concerns the obligations of ECAF I and any other Purchaser of any Asset, all authorizations, consents, registrations and notifications required in connection with the entry into, performance, validity and enforceability of, this Agreement and the other applicable Operative Documents to which any such Person is a party and the Servicing Agreement and the transactions contemplated by this Agreement and the other applicable Operative Documents to which any such Person is a party, have been obtained or effected (as appropriate) and are (or will on their being obtained or effected be) in full force and effect;

(f) the provisions of Article 14 concerning applicable law, waiver of jury trial, service of process and jurisdiction are valid and binding on ECAF I and each other Purchaser under the laws of its jurisdiction of organization, and no provision purporting to be binding on ECAF I or any other Purchaser of any Asset, this Agreement or any of the other applicable Operative Documents is prohibited, unlawful or unenforceable under the laws of its jurisdiction of organization;

(g) no liquidator, provisional liquidator, official manager, trustee, Irish law examiner, receiver or receiver and manager or similar officer has been appointed in respect of all or any part of the assets of ECAF I or any other Purchaser of any Asset nor to the knowledge of ECAF I has any application been made to a court which is still pending for an order for, or any act, matter or thing been done which with the giving of notice, lapse of time or satisfaction of some other condition (or any combination thereof) will lead to the appointment of any such officers;

(h) no litigation, arbitration or claim before any court, arbitrator, governmental or administrative agency or authority which would have a material adverse effect on the ability of ECAF I or any other Purchaser of any Asset to observe or perform its obligations under this Agreement is in progress, or to the knowledge of any such Person, threatened against any such Person; and

(i) ECAF I and each other Purchaser of any Asset intends for its purchase of any Aircraft contemplated hereby to constitute a valid transfer of such Aircraft to the relevant Purchaser and intends that after Delivery of such Aircraft the Seller thereof shall retain no right, title or interest in such Aircraft.

article 10

INDEMNITY

Section 10.1 Each Purchaser of an Aircraft (severally and not jointly with any other Purchaser) and ECAF I (jointly with each Purchaser) agrees to indemnify the relevant Seller on its behalf and on behalf of each other Seller Indemnitee, without duplication from and against any claims, damages, losses, costs, expenses, fees, payments, demands, liabilities, actions, proceedings, penalties or fines (“Losses”) (other than, in each case, on account of any Taxes resulting from any Delivery, which Taxes are provided for in Article 11) which such Seller Indemnitee may incur in relation to any Aircraft purchased hereunder to the extent it arises out of an event (which term shall exclude when used in this Section 10.1 anything related to or connected with the design, manufacture, maintenance, repair, rebuilding, overhaul, refurbishment or similar activity with respect to any Aircraft (including any Engine or Parts)) that occurs on or after the Delivery Date (other than in connection with any of the Retained Rights). The indemnification obligation of ECAF I and each Purchaser set forth in this Section 10.1 and Section 11 shall at no time exceed sum of the Net Aircraft Purchase Prices for the Aircraft purchased by the Purchasers pursuant to this Agreement.

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Section 10.2 Without derogation to the disclaimer in Article 12, each Seller of an Aircraft, severally and not jointly, agrees to indemnify the relevant Purchaser thereof on its behalf and on behalf of each Purchaser Indemnitee from and against any Losses which any Purchaser Indemnitee may incur in relation to any Aircraft it sells hereunder to the extent (i) it arises out of an event (which term shall exclude when used in this Section 10.2 anything related to or connected with the design, manufacture, maintenance, repair, rebuilding, overhaul, refurbishment or similar activity with respect to any Aircraft (including any Engine or Parts)) that occurred prior to the Delivery Date or (ii) it arises as a result of a Lessee Encumbrance described in part (3)(b) of the definition of Permitted Encumbrances. The indemnification obligation of each Seller set forth in this Section 10.2 and Section 14.1 shall at no time exceed sum of the Net Aircraft Purchase Prices for the Aircraft sold by such Seller pursuant to this Agreement.

Section 10.3 If a written claim is made against a party (the “first party”) for any sum which is the subject of an indemnity by the other party (the “indemnifying party”) under Section 10.1 or 10.2, as applicable, the first party will promptly notify the indemnifying party. If reasonably requested by the indemnifying party in writing within thirty (30) days following receipt by the indemnifying party of such notice, and provided the first party is indemnified by the indemnifying party against costs and expenses, the first party will in good faith contest in its name (or, at the indemnifying party’s election if such contest may be undertaken by the indemnifying party in its own name or on behalf of the indemnifying party, permit the indemnifying party to contest) the validity, applicability and amount of such claim in appropriate administrative and judicial proceedings; provided that the first party shall have no such obligation if any such contest would expose the first party itself to an indemnifiable liability claim.

Section 10.4 (a) Subject to Section 10.4(b), the Sellers and the Purchasers shall bear their own respective costs and expenses in connection with the negotiation, documentation and execution of this Agreement, any documents delivered in connection herewith, and the transactions contemplated hereby.

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(b) Notwithstanding Section 10.4(a) or any other prior agreement between any Seller or any Purchaser, on or prior to the applicable Delivery Date for any Aircraft, the relevant Purchaser shall, upon receipt of an invoice therefore at least one Business Day prior to the applicable Delivery Date, pay to or reimburse the relevant Seller for:

(i) the costs and expenses incurred in connection with the negotiation, preparation and execution of the legal opinions described in Sections 7.1(f)(i) and (ii) and in clause (d)(ii) of Exhibit C;

(ii) the costs and expenses incurred in connection with the preparation of any lease summaries (if requested by a Purchaser) for the related Lease and Rating Agency questionnaires for the jurisdiction of the applicable Lessee; and

(iii) one-half of the costs and expenses incurred in connection with the negotiation, preparation and execution of the applicable Lease Novation and/or the Assignment of Lease, as applicable, including any costs and expenses of the Lessee associated therewith.

Section 10.5 If and to the extent that any sums constituting (directly or indirectly) an indemnity to the first party but paid by the indemnifying party pursuant to this Agreement are treated as taxable in the hands of the first party, the indemnifying party will pay to the first party such sums as will, after the tax liability has been fully satisfied, indemnify the first party to the same extent as it would have been indemnified in the absence of such liability together with interest on the amount payable by the indemnifying party under this Section 10.5 at the rate of interest stated in Section 5.7 in respect of the period commencing on the date on which the payment of taxation is finally due until payment by the indemnifying party (both before and after judgment), but the indemnifying party will be under no liability to make any payment under this Section 10.5 to the first party to the extent the first party would be in a better position than if no payment by way of indemnity had needed to have been made.

Section 10.6 Notwithstanding anything to the contrary in any Related Document, no Seller shall have any liability under this Agreement or the other Related Documents to the holders of any Note, or to the Issuer or any other Issuer Group Member in respect of any obligations of the Issuer Group to the holders of any Note including, without limitation, any liability arising from the failure (or anticipated failure) of any Issuer Group Member to pay any amount (whether in the form principal, interest or otherwise) due and payable to any holder of a Note resulting from the failure to deliver an Initial Aircraft on or prior to the Delivery Expiry Date.

article 11

TAXES

Section 11.1 ECAF I and the relevant Purchaser of an Aircraft hereby jointly and severally covenant to pay all, and hereby agrees to indemnify the relevant Seller for any cost, loss or expense incurred by it as a result of any Taxes imposed on such Seller (or any assignee or successor thereto) or on the relevant Aircraft, the Lease Documents or the Operative Documents as a result of (i) the execution of, delivery of or performance under this Agreement, (ii) the Delivery of such Aircraft, (iii) any required re-registration of title to or the lease of such Aircraft with any Government Entity that is necessary or advisable to reflect or record the Operative Documents or the events occurring pursuant to the Operative Documents, (iv) the sale by such Seller of any Aircraft hereunder, (v) such Seller’s entering into the Operative Documents, (vi) without regard to clause (y) of this Section 11.1, the inaccuracy of such Purchaser’s representation or warranty or the breach by such Purchaser of any covenant, or (vii) an Aircraft being located in a Transfer Tax Jurisdiction at any time whether before or after the moment of Delivery on the Delivery Date for such Aircraft or on the Issuance Date, other than (x) Taxes that the relevant Lessee is liable to pay or reimburse the Seller under the relevant Lease and/or the Operative Documents, (y) any Taxes (other than sales, use and similar Taxes and Taxes which are imposed as a result of an event described in clause (vi) of this Section 11.1) imposed on the Seller of such Aircraft or any Affiliate of Seller that are based on or measured by gross or net income or receipts (including, without limitation, withholding and Taxes on tax preference items) of such Seller or Affiliate of Seller or that are capital, doing business, accumulated earnings, personal holding company, excess profits, successor, estate or net worth Taxes of such Seller or Affiliate of Seller (including interest, additions to Tax, penalties, or other charges in respect thereof), in each case to the extent imposed on the Seller or such Affiliate by reason of such Seller or an Affiliate thereof being organized in the jurisdiction imposing such Taxes or conducting activities in such jurisdiction unrelated to the transactions contemplated by the Operative Documents or (z) Taxes resulting from the gross negligence or willful misconduct of such Seller.

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Section 11.2 Each party to this Agreement hereby agrees to treat, and to cause each of its Affiliates to treat, any payments made pursuant to this Article 11 as an adjustment to the applicable Base Aircraft Purchase Price, unless otherwise required by applicable law. The relevant Purchaser, as the case may be, shall make an additional payment, if any, in respect of any payment to the relevant Seller pursuant to this Article 11 such that such Seller is in the same position after subtracting any Taxes imposed on such Seller in respect of payments made pursuant to this Article 11 (including, for the avoidance of doubt, any such additional payments) as if no such Taxes had been imposed; provided, that the amount payable under this Article 11 shall be reduced by, and such Seller shall refund to the relevant Purchaser, as the case may be, the amount of any reduction in Taxes imposed on or payable by such Seller as a result of any payment by the relevant Purchaser under this Article 11, as such reduction is realized by such indemnified party.

Section 11.3 If any Seller or Purchaser is notified of the commencement of any audit or other administrative or judicial proceeding in respect of Taxes for which indemnity may be sought pursuant to this Article 11, then such receiving party shall inform the other party and ECAF I (unless ECAF I received the relevant notice) in writing of such proceeding within twenty (20) days after the relevant notice was received by the receiving party, and the receiving party shall give the other party such information with respect thereto as the other party may reasonably request. ECAF I and the relevant Purchaser (each, a “Tax Indemnifying Party”) may discharge, at any time, its indemnification obligation under this Article 11 by paying to the other party or the relevant taxing authority, as the case may be, the amount payable pursuant to this Article 11. Except in cases where the Tax Indemnifying Parties have discharged their obligations pursuant to the preceding sentence, the Tax Indemnifying Parties may, at their own expense, take control of the conduct of any such audit or other administrative or judicial proceeding unless otherwise prohibited by applicable law (in which case, the Tax Indemnifying Parties shall participate in the conduct of such audit or other administrative or judicial proceeding); provided, however, that if the Tax Indemnifying Party enters into any settlement of such audit or other administrative or judicial proceeding without the consent of the relevant Seller, and such settlement results in a material increase in Taxes under this Article 11, then the Tax Indemnifying Parties shall jointly and severally indemnify and hold harmless the relevant Seller against such material increase. If the Tax Indemnifying Parties take control of the conduct of such audit or other administrative or judicial proceeding, the Tax Indemnifying Parties shall have the sole discretion as to the conduct of such audit or other proceeding. Whether or not the Tax Indemnifying Parties choose to defend or prosecute any claim, the applicable Seller and Purchaser shall cooperate in the defense or prosecution thereof. No Tax Indemnifying Party shall be liable under this Article 11 for any settlements effected without its consent, or resulting from any audit or other administrative or judicial proceeding to the extent any failure to notify the Tax Indemnifying Party of such audit or other administrative or judicial proceeding materially prejudices such Tax Indemnifying Party from contesting the Tax in which the Tax Indemnifying Party is responsible under this Article 11.

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article 12

WARRANTIES AND DISCLAIMERS

Section 12.1 WITHOUT PREJUDICE TO THE EXPRESS TERMS AND CONDITIONS STATED HEREIN AND IN THE OTHER OPERATIVE DOCUMENTS, EACH AIRCRAFT WILL BE DELIVERED AND SOLD IN ITS “AS IS, WHERE IS” CONDITION, AND EXCEPT AS EXPRESSLY STATED IN ARTICLE 8 OF THIS AGREEMENT AND AS OTHERWISE REPRESENTED AND WARRANTED HEREIN, IN THE OTHER OPERATIVE DOCUMENTS, ANY CERTIFICATE DELIVERED HEREUNDER AND/OR IN THE BILL OF SALE (AS THE CASE MAY BE) FOR OR IN RESPECT OF SUCH AIRCRAFT OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE SELLER MAKES NO WARRANTIES, GUARANTEES OR REPRESENTATIONS, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY OF THE AIRCRAFT.

Section 12.2 EACH PURCHASER WAIVES, RELEASES AND RENOUNCES ALL WARRANTIES (EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED AND WARRANTED BY ANY SELLER IN THIS AGREEMENT, ANY BILL OF SALE OR IN ANY OTHER OPERATIVE DOCUMENT OR CERTIFICATE DELIVERED HEREUNDER), OBLIGATIONS AND LIABILITIES OF ANY SELLER INCLUDING BUT NOT LIMITED TO (1) ANY IMPLIED WARRANTY AS TO THE DESCRIPTION, AIRWORTHINESS, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, VALUE, CONDITION, DESIGN, DATA PROCESSING, USE OR OPERATION OF THE AIRCRAFT OR ANY PAST PERFORMANCE, COURSE OF DEALING, USAGE OR TRADE OR OTHERWISE, (2) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT (INCLUDING STRICT LIABILITY), AND (3) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT, FOR ANY LIABILITY OF ANY LESSEE TO ANY THIRD PARTY, FOR ANY LIABILITY OF THE PURCHASER TO ANY THIRD PARTY, OR FOR ANY OTHER DIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES; AND ALL SUCH WARRANTIES, GUARANTEES, REPRESENTATIONS, OBLIGATIONS, LIABILITIES, RIGHTS, CLAIMS OR REMEDIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, ARE EXPRESSLY EXCLUDED.

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Section 12.3 THIS SECTION 12 SHALL NOT BE MODIFIED EXCEPT BY A WRITTEN AGREEMENT SIGNED ON BEHALF OF THE SELLERS AND THE PURCHASERS BY THEIR RESPECTIVE DULY AUTHORIZED REPRESENTATIVES.

article 13

ASSIGNMENT

Section 13.1 No Purchaser of an Asset or Aircraft shall assign, transfer or otherwise convey this Agreement or all or any part of its rights, benefits or obligations hereunder to any Person without the prior written consent of the Seller of such Asset or Aircraft other than in favor of the Security Trustee under the Security Trust Agreement (or replacement trustees or agreements thereof) or any senior secured lender to, or security agent to, ECAF I or any ECAF I Entity, to which the Seller hereby consents.

Section 13.2 No Seller of an Asset or Aircraft shall assign, transfer or otherwise convey this Agreement or all or any part of its rights, benefits or obligations hereunder to any Person without the prior written consent of the Purchaser of such Asset or Aircraft other than so far as concerns assignments to existing owners or financiers or Affiliates of such Seller of amounts or its rights to receive amounts payable to such Seller hereunder on terms and conditions which do not increase any obligation of such Purchaser hereunder or otherwise expose such Purchaser to any increased liability, cost, Taxes or expense.

article 14

MISCELLANEOUS

Section 14.1 Subject to Sections 8.8 and 12.2, each Seller shall indemnify, hold harmless and defend ECAF I and each other Purchaser and their respective successors and assigns from and against all liabilities, obligations, claims, demands, judgments, causes of action, damages, costs, losses and expenses (including reasonable legal fees, costs, but excluding Taxes) resulting from or arising out of or pertaining to any claim (other than a claim for or relating to Taxes) which results from any breach by such Seller of any of its obligations, representations, warranties or covenants under this Agreement or any Bill of Sale or any other Operative Document to which such Seller is a party. Each Seller shall have the rights set forth in Sections 10.3 in respect of such claim.

Section 14.2 No amendment or waiver of any provision of this Agreement, and no consent to any departure herefrom by any party hereto, shall in any event be effective unless the same shall be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

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Section 14.3 In the event that any provision of this Agreement or the application thereof to any party hereto or to any circumstance or in any jurisdiction governing this Agreement shall, to any extent, be invalid or unenforceable under any applicable statute, regulation or rule of law, then such provision shall be deemed inoperative to the extent that it is invalid or unenforceable and the remainder of this Agreement, and the application of any such invalid or unenforceable provision to the parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall the same affect the validity or enforceability of this Agreement.

Section 14.4 All notices and other communications provided for hereunder shall be in writing (and if required to be delivered to the Trustee, the Security Trustee, the Operating Bank or the Cash Manager hereunder, signed by an authorized officer (or Responsible Officer, if required hereunder) of the applicable party) (including telecopier) and mailed, telecopied or delivered to the intended recipient at its address specified in Section 12.05 of the Indenture or, in the case of any Purchaser, any Seller or the Rating Agencies, as follows:

in the case of any Seller, as set forth in the signature block for such Seller in the applicable Initial Sale Agreement Supplement;

and, in the case of any Purchaser, as follows:

ECAF I Ltd.
P.O. Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands
Attention: The Directors
Fax: +1 345-949-8080

With a copy to:

Element Financial Corporation
161 Bay Street, Suite 4600
Toronto, Ontario
M5J 2S1
Canada
Attn: General Counsel
Fax: +1 888-772-8129

in the case of Fitch, as follows:

Fitch Ratings, Inc.
33 Whitehall Street
New York, New York 10004

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and, in the case of Standard & Poor’s, as follows:

Standard & Poor’s Ratings Services
55 Water Street
New York, New York 10041

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 14.4. Each such notice shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, or (b) one Business Day after delivery to an overnight courier, or (c) on the date personally delivered to an authorized officer of the party to which sent, or (d) on the date transmitted by legible telecopier transmission with a confirmation of receipt.

Section 14.5 (a) THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BUT WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County for the purposes of all legal proceedings arising out of or relating to this agreement and each other Operative Document or the transactions contemplated hereby or thereby. Each Seller irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each Seller hereby irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies to it as set forth in Section 14.5 or in any other manner permitted by Applicable Law.

(c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO DEMAND A TRIAL BY JURY, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER OPERATIVE DOCUMENTS, OR THE SUBJECT MATTER HEREOF OR THEREOF OR THE OVERALL TRANSACTION BROUGHT BY ANY OF THE PARTIES HERETO OR THEIR SUCCESSORS OR ASSIGNS.

Section 14.6 Each party hereto will promptly and duly execute and deliver such further documents to make such further assurances for and take such further action reasonably requested by any party to whom such first party is obligated, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Agreement and the other Operative Documents.

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Section 14.7 This Agreement (including any Initial Sale Agreement Supplement and Final Sale Agreement Supplement executed and delivered in accordance herewith), together with the other Operative Documents, and the other documents described herein or therein, including the Disclosure Letters, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, and other communications between or among the parties, both oral and written, with respect thereto. This Agreement may be executed in any number of counterparts and by any party hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

Section 14.8 Each Seller and each Purchaser agree to treat sales with respect to each Aircraft hereunder as occurring on the Delivery Date for U.S., Irish and any other applicable jurisdiction’s tax purposes.

Section 14.9 Each Seller agrees that it shall not until the expiry of one year and one day after the payment of all sums outstanding and owing under the latest maturing Note institute against, or join any other Person in instituting against, ECAF I or any ECAF I Entity any bankruptcy, reorganization, Irish law examinership, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar domestic or foreign law; provided, however, that nothing herein shall prohibit any Seller from otherwise participating in any such process or proceeding instituted by any other Person.

Section 14.10 The parties hereto intend that the conveyance of each Seller’s right, title and interest in, to and under the Assets transferred to the applicable Purchaser under this Agreement shall constitute a sale by such Seller and not a loan by the applicable Purchaser to such Seller. If such conveyance is deemed to be a pledge and not a sale, then the parties hereto also intend and agree that such Seller shall be deemed to have granted, and in such event does hereby grant, to the applicable Purchaser a security interest in all of its right, title and interest in, to and under the Assets transferred to the applicable Purchaser under this Agreement and all proceeds thereof, and that this Agreement shall constitute a security agreement under applicable law. If such conveyance is deemed to be a pledge and not a sale, each Seller consents to the applicable Purchaser hypothecating and transferring such security interest in favor of the Security Trustee (as defined in the Indenture) and transferring the obligation secured thereby to the Security Trustee or any senior secured lender to, or security agent to, ECAF I or any ECAF I Entity.

Section 14.11 The parties hereto agree that each Initial Sale Agreement Supplement, each Final Sale Agreement Supplement and each Disclosure Letter is confidential and will not be disclosed by any party to any Person (including other parties to this Agreement, other than (x) in the case of each Initial Sale Agreement Supplement and each Final Sale Agreement Supplement, the parties to such Initial Sale Agreement Supplement or Final Sale Agreement Supplement and the applicable Guarantor, as the case may be and (y) in the case of each Disclosure Letter, to the applicable Seller, Purchaser, Guarantor and the Initial Purchasers (as defined in the Indenture)); provided that each party may disclose any Initial Sale Agreement Supplement or Final Sale Agreement Supplement to which it is a party and each Disclosure Letter (a) to its Affiliates or representatives on a confidential basis; (b) as may be required by any statute, court or administrative order or decree or governmental ruling or regulation or to any regulatory or governmental authorities having jurisdiction over either party hereto or by any subpoena or similar legal process; (c) to the auditors, independent insurance brokers, legal or other professional advisors of such party on a confidential basis; and (d) to any Service Provider, solely to the extent necessary to allow such Service Provider to perform its obligations under the Related Documents.

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article 15

SUBROGATION

Section 15.1 Upon the provision of substitute collateral by any Seller pursuant to Section 7.2(b), and upon any claim being made against any Seller for breach of any representation or warranty under this Agreement, such Seller shall be subrogated to all rights, remedies and claims of ECAF I and each other Purchaser against the Lessee or any Affiliate of the Lessee under the applicable Lease, Novated Lease or Assigned Lease, the Operative Documents, the Lease Documents and otherwise, with respect to such provision of substitute collateral or such claim, and ECAF I and each other Purchaser shall cooperate in taking such action as such Seller may reasonably request in connection with exercising any such right, remedy or claim (and the reasonable costs and expenses thereof shall be paid by such Seller).

article 16

LIMITED RECOURSE

Section 16.1 In the event that the direct or indirect assets of ECAF I and its Subsidiaries (excluding the issued share capital of ECAF I and the corporate transaction fee received by ECAF I) are insufficient, after payment of all other claims, if any, ranking in priority to the claims of any Seller hereunder pursuant to the Indenture, to pay in full such claims of such Seller, then such Seller shall have no further claim against ECAF I and its Subsidiaries in respect of any such unpaid amounts.

Section 16.2 To the extent permitted by applicable law, no recourse under any obligation, covenant or agreement of any party contained in this Agreement shall be had against any shareholder (not including ECAF I as a shareholder of any other Purchaser hereunder), officer or director of the relevant party as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of the relevant party and no personal liability shall attach to or be incurred by the shareholders (not including ECAF I as a shareholder of any other Purchaser hereunder), officers or directors of the relevant party as such, or any of them under or by reason of any of the obligations, covenants or agreements of such relevant party contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such party of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder (not including ECAF I as a shareholder of any other Purchaser hereunder), officer or director is hereby expressly waived by the other parties as a condition of and consideration for the execution of this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties hereto (including by the execution and delivery of one or more Initial Sale Agreement Supplements) have entered into this Sale Agreement the day and year first above written.

ECAF I LTD.

By:
Name:
Title:

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